EXPERTS

The financial statements of Lincoln Benefit Life Company for the year ended December 31, 2017 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.